Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED SEPTEMBER 30, 2021

CONFERENCE CALL TRANSCRIPT

OCTOBER 25, 2021 AT 4:30 P.M. ET

Operator

Welcome to the PetMeds Conference Call to Review the Financial Results for the Second Fiscal Quarter ended on September 30, 2021. At the request of the Company, this conference call is being recorded. Founded in 1996, PetMeds is America’s Most Trusted Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs, cats and horses direct to the customer. PetMeds markets its products through national advertising campaigns, which direct customers to order by phone or on the internet, to increase the recognition of the PetMeds brand name. PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, and ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom

I would like to welcome everybody here today. I would like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Let me now introduce our newly appointed CEO and President, Matt Hulett. Matt.

Matt Hulett

Thanks, Bruce.

Good morning, and thank you for joining us. My name is Matt Hulett and I’m the new CEO of PetMed. I’m incredibly honored and enthusiastic to join this iconic company and I am excited to be on this earnings call today. I would like to begin by thanking Bruce Rosenbloom for acting as interim Chief Executive Officer prior to my arrival. Before we update you on our progress on Q2. I would like to first share my personal thoughts and motivations regarding why I am so optimistic about Petmeds and our future.

First, I would like to introduce you to my dog Harry who is featured on this slide. He’s the latest addition to our family and he’s also a puppy. In fact, Harry is the first dog for my family. Our family had no idea what we were getting ourselves into. It's like having a newborn again and as many of you fellow pet parents know, puppies can be challenging. We also can’t imagine not having Harry in our lives and we think of him as a member of our family. Personally, it is fulfilling to be involved in an organization where you can spend your time and energy on a business that has such positive social impacts on society while you are focused on generating returns for shareholders.

Now that we’ve established my personal connection to the business, I’d like to spend some time walking through the rationale as to why I believe Petmeds is a great long-term investment. Having a large addressable market is important. It enables more optionality for new brands and products to be developed. It provides more opportunity to develop a myriad of go-to-market strategies targeted at different cohorts of customer segments. This also means that there’s room for more market participants, and for those market participants to coexist and flourish.

The pet industry’s total addressable market is very large, and it is growing. Currently, it is over $100 billion and the service addressable pet medication market where we participated to date is approximately $10 billion. We are one of the leading pet pharmacies today and as such I see a future where we can extend our already sizable customer reach combined with our widely respected and known brand into additional segments of the total pet care market as our future vision comes fully into focus.

Exhibit 99.1 Page 1 of 8

In addition to the benefits of participating in a large market, the market timing is also considerably favorable. Pet ownership has always been high in the United States, but, we have seen an increase in pet ownership especially due to the macro effects of COVID-19. Pet ownership has surged to record heights and now seven out of ten U.S. households own a pet. Those new and existing pet parents will need more pet medications and other related healthcare services for their pet family members.

As we have seen in other digital e-commerce verticals, the adoption curve of the digitization of retail is a favorable tailwind. This pull-forward of digital-based retail experiences has now given customers a taste of the future and has created new buying habits of purchasing more products and services online. Today, our addressable market is largely dominated by offline sales and we see the trend to purchase online as clearly very favorable to us.

Pet parents see their pets as an extension of their own families and they are increasingly demanding more healthy pet care options for their furry friends. We see this as a positive trend for Petmeds and an opportunity. For example, we have increased the number of products that we carry and have started to include specialty dog food and higher-end wellness products, which we believe have contributed to the increase in our average customer order value.

Lastly, just like we’ve seen in the human health care market, COVID-19 accelerated the increasing trend to the digitization of health care. In fact, in the pet market, for the first time regulations related to in-person veterinary visits and prescription fulfillment were temporarily waived and moved online in unprecedented ways. We think this opens the door to the acceleration of digital-based telehealth services.

As I look at the business, there are several key competitive advantages that we can leverage in the future. First, our brand is widely known and trusted. Having a strong brand takes years to develop and our customers look to Petmeds as their trusted pharmacy and as their pet medication experts. Second, we have strong operational and quality efficiency as a pharmacy. Our customer care integration with our pharmacy is world-class, which ensures that customers get their products delivered quickly but also accurately and our vet partners receive high quality fulfillment and service delivered through our vet platform.

Our deep experience with the vet community is a latent competitive advantage. We currently have one of the largest direct-to-consumer vet networks in the online retail space. Petmeds has a large network of over 70,000 veterinarians that we have worked with over the Company’s history. Our online vet portal currently has 17,000 veterinarians and vet clinics. This is a core capability and asset because it enables us to expand our fulfillment capability as we scale our business. Our prescription medication authorization rates are the highest they have ever been, which speaks volumes to the level of veterinarian cooperation we receive.

Our pet pharmaceutical category expertise is something that I view as a unique strength. Being a differentiated provider allows Petmeds to focus our offering especially as the market continues to get even more competitive. Again, more to come on where we see our brand and business going in the coming months.

Petmeds has long enjoyed close bonds with many of our supplier partners. Those relationships have developed over time to become even more strategic. Today, we have direct relationships with all of our major suppliers and we partner with them to market their products to our customer base.

Our customer service and overall customer centricity ethos permeates our culture and our team. I have personally sat in on hours of phone calls between our customers and our service agents and I have never experienced such a tightly integrated and empathetic customer-centric organization in my entire career. We don’t just have a transactional interaction with our customers, we have built trusted relationships.

Before we comment on our earnings performance, I would like to reiterate several compelling reasons to invest and to continue to invest in Petmeds. Petmeds has several core fundamentals that are compelling, including: a strong balance sheet. We do not have debt, we have over $100 million in cash and we are cash flow positive. We have a long history of providing shareholder returns through our dividend and a strong return on equity that has been historically over 30%.

We have started to build a recurring subscription base to our customers with a program, which we just recently launched in July of this year, through our new AutoShip & Save program, where we are building higher lifetime value and recurring relationships with our customers. In September, approximately 20% of our customers signed up and ordered via our AutoShip & Save subscription program, and that number continues to rise.

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Our customers responded very positively and enrollment in AutoShip & Save has increased steadily throughout the quarter. We expect many of our reorder sales to eventually transition to AutoShip & Save by the end of our fiscal year, which will only continue to strengthen our relationship with our customers. We also continue to have a large base of returning customers which is an indication of the quality of service and the value that we deliver to our customers.

So to sum up the core Company strengths. We have over 25 years of experience as a pure-play pet pharmacy, fully licensed in 50 States, delivering fantastic service and value which is recognized by our customers, and continues to be rewarded with their loyalty. Our NPS score is over 80, which puts us in the upper quartile, along with some of the most beloved brands in the world. We are a direct-to-consumer brand, with a rapidly growing addressable market and we have successfully serviced more than two million active customers over the last two years.

Now, I would like to have Bruce Rosenbloom our Chief Financial Officer review our financials for the quarter.

Bruce Rosenbloom

Thanks, Matt.

Now, we will review the financial results. We will compare our second fiscal quarter ended on September 30, 2021, to last year’s quarter ended on September 30, 2020, and in some cases we will refer back to September 30, 2019.

Similar to the quarter ended June 30, 2021, we faced a unique situation comparing two totally different environments between 2020 pandemic and 2021 post-pandemic. We were coming off a strong September quarter last year, which was primarily driven by increased ecommerce demand as a result of the pandemic, which caused many retail stores to close and many veterinarians to be unavailable. However, during the most recent quarter, while the pandemic was abating and retail stores and veterinarians were open for business, the advertising market continued to surge with increased demand, dramatically driving up CPC and CPM rates by more than 50%. As a result, we spent approximately 33% less in advertising, due to these cost increases.

For the second fiscal quarter ended on September 30, 2021, sales were $67.4 million compared to sales of $75.4 million for the same period the prior year, a decrease of 10.7%, but sales were only down 3.6% versus the quarter ended September 30, 2019, prior to the pandemic. The decrease in sales was due to decreases in both new order and reorder sales. Our sales were negatively impacted by a much more competitive market, and a crowded advertising space with substantially higher costs compared to the same quarter last year.

In addition, during the past six months there was a dramatic increase in veterinary visits by pet owners who were unable to visit their veterinarian during the pandemic. We believe the increase in veterinary visits was primarily due to pet owners needing to visit their veterinarians for their pet’s exams, and to renew their prescriptions. Since some pet owners purchase medications directly from their vets during their visit, the Company believes this negatively impacted sales, and especially reorder sales during the quarter.

We were disappointed with our sales results during the quarter, however, sales were trending more positive in the months of August and September 2021 when you compare them to August and September 2019. Reorder sales decreased by 8.5% to $62.0 million for the quarter compared to reorder sales of $67.8 million for the same quarter last year, while for the quarter ended September 30, 2019, our reorder sales were $61.9 million. Encouragingly, reorder sales in the most recent quarter, while down versus a year ago, were up slightly compared to 2019, pre-pandemic. We would expect to see stronger reorder sales in the back half of Fiscal 2022, as we anticipate more prescriptions being renewed.

A positive trend to highlight for the quarter was the continued increase in our average order size. Our average order value was approximately $92 for the quarter compared to $87 for the same quarter last year, and $85 for the quarter ended September 30, 2019. The increase in AOV can be attributed to a shift in our product mix to more prescription items, and less over-the-counter items, with prescription items having a higher gross margin profile in comparison to over-the-counter items.

As I mentioned earlier, during the quarter ended September 30, 2021, the advertising market was extremely competitive, and this increased demand drove up ad prices dramatically. As a result, our advertising spending was less efficient than usual and delivered fewer impressions than in prior years. Because of this, we believe our advertising spending was less effective in the most recent quarter, in its ability to attract new customers.

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New order sales decreased by 30% to $5.4 million for the quarter, compared to $7.7 million for the same quarter the prior year. We acquired approximately 65,000 new customers in our second fiscal quarter, compared to 96,000 for the same period the prior year. However, we anticipate that advertising prices should revert back to more normal levels as the pandemic further subsides, which should help increase the efficiency and effectiveness of our media spending, and thereby continue to help us gain more new customers in the future. We are also in the process of re-evaluating many of our current marketing relationships, which has resulted in changing some of our marketing partners, with the expectation of improved marketing efficiency and results.

For the second fiscal quarter, net income was $6.3 million, or $0.31 diluted per share, compared to $8.4 million, or $0.42 diluted per share for the same quarter last year, a decrease to net income of 25%. For the second fiscal quarter, our gross profit as a percentage of sales was 28.5% compared to 30.5% for the same period a year ago. The percentage decrease for the quarter can be attributed to some of the major manufacturers shifting their funding from discounting product costs to cooperative marketing rebates. There may be an opportunity to improve gross margins in the second half of Fiscal Year 2022, if the shift to prescription medications continues.

We had $106.6 million in cash and cash equivalents, and $19.7 million in inventory with no debt as of September 30, 2021. The Board of Directors also declared a quarterly dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on November 19, 2021, to shareholders of record at the close of business on November 8, 2021. The Company continues to be committed to returning capital to our stockholders. However, the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This ends the financial review. Operator, we are now ready to take questions.

Operator

We will be conducting a question-and-answer session. To ask a question please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You will not be able to ask a question if you are listening to the webcast. You must dial directly into the call to ask a question and also you may press star 2 if you would like to remove your question from the queue as well. One moment, please, while we poll for questions. Our first question is from Anthony Lebiedzinski from Sidoti. Please proceed with your question.

Anthony Lebiedzinski

Yes, good afternoon and thank you for taking the questions. Welcome, Matt, and welcome back, Bruce. So, as far as new order sales, obviously, you guys did have—certainly felt the impact of the advertising market being lower, but kind of what gives you confidence that things will bounce back in the back half of the fiscal year, just curious as to what's driving that. Maybe perhaps, are you seeing some good results or better results so far in the current quarter? I'm just wondering about your confidence level about your ability to bounce back with the new order sales.

Matt Hulett

Anthony, this is Matt, and thanks for the question. Great to hear from you again. Bruce, feel free to chime in. A couple of things about that. One is, I would say that we're taking small bites too fast approach to looking at our new customer acquisition. We basically have rewired our entire marketing partnerships and agencies in the last, I would say, I've been here two months, so we've done that in the last four weeks, and that would be rolling out very soon. So we're looking at our capital allocation spend to where we spend. I think we've been spending too aggressively in some channels where we haven't seen the return, and we haven't been taking advantage of new sources of traffic where we actually think we have a lot of advantage. That's one.

Two is, we're spending a lot more time rewiring our system and databases around tracking our customers better and really focusing on reengagement. And for rates in general, we are seeing some changes to the rates out there. I think some of the channels, like Facebook, have obviously gotten more expensive due to the loss of first party data to the Apple IDFA decision. So those are some channels that obviously I think are just still getting hotter in terms of increased CPMs and CPCs. But in others we're seeing favorable trends. It depends on the channel, but for us, we're really looking at each channel and seeing how we get incrementality at each channel which is different than what we did in the past.

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Anthony Lebiedzinski

Okay, got it. And then in terms of your gross margins, now you did mention that you have been shipping more items like specialty dog food, which obviously is much heavier than the typical pet medication. As we look to align our models here how should we think about this issue, on the one hand it sounds like you're doing a good job with increasing your AOV but how's the gross margin impact going to be because of that?

Bruce Rosenbloom

Yes. Anthony, I'm going to take that question, if you don't mind. As far as our margins for the past quarter, we have as we've maybe spoken offline before, but our vendor shifted funding to our co-op marketing in lieu of discounting products and this negatively impacted our gross margins during the quarter. And it will probably be like that going forward, where instead of getting price discounts off the price of the items or the inventory, these rebates and these promotions are going to be below the line as a—in the advertising line item. So as far as moving forward with gross margins, that you'll see that as an overriding factor, however, as we've also seen our shift moving back to more prescription, than OTC, we do expect a positive trend in margins moving forward because of that going back to some semblance of normalcy, pandemic versus post-pandemic, when it comes to our mix shift of items.

Anthony Lebiedzinski

Okay. Got it. And then, you know, in terms of the capital allocation, was just curious to get your thoughts, Matt, as far as looking at pets for years the Company has been a company with a lot of cash and growing the dividend and started making a very healthy cash position. Just wanted to get your thoughts about that. How should we think about that, especially the dividend what are your thoughts there?

Matt Hulett

Yes, I think there's several things to unpack there. It's a great question. I've been a long listener of Pets earnings calls as well, so I'll try to give a slightly different answer.

I'd say with the dividend we're always looking at that and it's always subject to change but we've been pretty consistent with the dividend and nothing to announce here obviously. But, to your cash question, with over $100 million in cash with interest rates being so low, I think there's a lot of opportunities in the space to deploy cash and allocate capital more efficiently to get higher returns. There's also a lot of businesses in the pet ecosystem that fortunately in this market is different than other verticals. There's a lot of ways to partner, a lot of ways to look at M&A as well. So we're certainly going to be looking at those in the future since we do have such a large cash position.

And lastly, it's a little early for me to articulate the strategy. I've been around for two months. I think the first four weeks felt like six months because there was a lot to do and learn and now I'm kind of settling in and feeling better about things. But yes, I think there's a lot of opportunity to deploy capital differently, especially given the tailwinds in pet ownership. So that's kind of a nonanswer answer, Anthony, other than I think we're taking a fresh look at that and I would expect that we will make some decisions in the coming quarters that we'll obviously update everyone on.

Anthony Lebiedzinski

Got it. Okay. Well, thanks and best of luck going forward.

Bruce Rosenbloom

Thanks.

Matt Hulett

Thanks Anthony.

Operator

Our next question is Stephanie Wissink from Jefferies. Please proceed with your question.

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Stephanie Wissink

Hi everybody. Thanks for taking our questions. The first is I wanted to just go back to some of the comments in your prepared remarks around vet visits. I think I heard you correctly that there's an inverse correlation, meaning when vet visits go up you tend to see vets sell prescription and OTC directly and so your business feels that impact. Is that the right way to think about it or is there a net second derivative where in follow-up to those primary prescriptions, you'll start to see some of the secondary prescription refills in your business?

Bruce Rosenbloom

Hi Steph. This is Bruce. Let me address that question. It really—the vet visits information was really to try to give an understanding of what we were seeing last year versus this year. Last year during the pandemic, virtually all the vet offices were closed and there really wasn't many alternatives where our pet owners could turn to for medications and many were trying online pet medications for the first time. And so that was definitely something that we welcomed last year. This year, all those clinics were open for business and they're making up for lost time. So, they're making sure that if they haven't seen that pet in a 12-month period they're enforcing and making sure that that pet owner's coming into their clinic. So it's almost a resetting of the prescription cycle and many of the pet owners are going to the vet, buying there, and then we're in line for the refill, and we can sort of – through our data - we know when it's time for a reorder and we'll go ahead and market for that reorder, or subsequent reorder, and we expect to see that in the second half of this fiscal year, is what I was referring to earlier in the call.

Stephanie Wissink

Okay, got it. And then my second question is on ad spend. I think you mentioned both that you expect advertising prices to revert. I'm curious if you could just give us a sense of do you expect them to go back to pre-pandemic levels on a purchasing price basis or do you still expect there to be a bit of inflation post-pandemic? And related to that, I think you also used the word less efficient. Could you maybe talk a little bit about what you're doing to tweak your marketing mix or your marketing plans out over the next couple of quarters to try to improve some of the efficiency even if the cost remain a little bit elevated?

Matt Hulett

Yes, and I'll take your second question first. A couple of things. I would say overall the way in which we've been purchasing media is going to change significantly. We're looking at new and I've actually implemented new marketing partners to help us with that that specialize in specific areas of media. I won't get into the channels themselves but obviously Google, Facebook, connected TV, there's a lot of options out there and I think the way we've configured media spend to date needed a fresh pair of eyes, that's one. Two is just adding more data around the decisions that we're making our media buys with another, I'd say, quick win that we've implemented.

And then lastly, to your first question, media rates have been dancing around quite a bit. I was in the language learning space prior to this with Rosetta Stone and we took advantage of favorable rates during the pandemic because advertisers were leaving things like brand advertising to performance. I would say going into the holiday season it's too early to tell since it's a very competitive time to be buying advertising but I would say that I'm a little bit more optimistic about rates that I was when I started two months ago.

Stephanie Wissink

Okay, that's great. Thank you for the help.

Matt Hulett

Thank you.

Operator

And again as a reminder if you have any questions, you may press star one on your telephone keypad, doing will ensure yourself a turn in the question and answer queue. Our next question is from Ben Rose with Battle Road. Please proceed with your question.

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Ben Rose

Yes. Good afternoon. And I know we haven't had a chance to meet, Matt, but I look forward to meeting you post-call. A couple of questions with regard to pet health advice. On your slides, Matt, you talked about the growth in the telehealth market and I was just curious to know what thoughts you have with regard to the Ask the Vet service that you offer now and whether you envision that being expanded in some way or perhaps being monetized in some way in the future?

Matt Hulett

Hey, Ben, and looking forward to catching up in subsequent conversations. Yes, I'm really excited about the pet telehealth space. There has been a lot of innovation in this space. There is a lot of different start-ups that I had talked to personally in the space to get some advice. I think the way I'd start is, I always try to evaluate businesses not only on the TAM and the timing and the kind of the fundamentals but also the customer relationships. An inordinate amount of our customers are wanting additional services from us, they almost—they are giving us permission to give them more advice than we are today. Because prescriptions are in a way, the milk of the back of the proverbial store with the customer, because they see PetMeds as the expert in pet healthcare. It just so happens as the customer is leaving the store, we're not providing a lot of expert experience yet.

And so, I see pet telehealth as us being very well positioned to add additional services that we don't do today because customers really view us as that specialty pharmacy, they're not viewing us as the mega-retailer with lots of different services. We're not known for selling food, we're not selling—known for selling dog toys. We're known for providing expert advice. And so for pet telehealth, while the market is really small, I see it as an opportunity to engage with our Autoship customers in really unique ways and then sell them additional services. So nothing to announce, but we're certainly going to be doing a lot of testing even this quarter on this topic, which I hope—hopefully I'll be able to talk to you about next time.

Ben Rose

Okay. Great. And with regard to the Company's relationships with the veterinarian community and vet clinics, this is the first time that I heard you quantify the number of veterinarians in clinics that you work with and find that to be an intriguing opportunity. Was curious to know plans that you have to perhaps reduce friction with the veterinarians or to improve relationships with them.

Matt Hulett

Yes. Ben, thanks for noticing that. And it was intentional to put that in there because I was quite surprised when I first started at the Company. We have a vet portal that's used today. I've seen other competitors in this space quote numbers, and I think still might be surprised that we have a larger network than most.

I think our relationship with vets has been a little confrontation, to be honest, over the span of the Company when we first started, because we are the pioneers in this space. I think when we—we would go to the veterinarian conferences; we are probably the least likely to be welcomed. And I think now there is other players in this space and we've kind of opened the door for them. And I think we're kind of seen as a more friendly player in this space, to be honest. Our vet verification rates are as high as they've ever been. I think there's a lot of things we could do in our vet portal to make the veterinarians' life easy. We're very sympathetic to veterinarians. They are overworked. They have some of the highest suicide rates of any profession. And I think that there is a lot we could do to be a better friend of the vet. And our vet portal, I think, has a great start, but I think there's a lot of opportunity to automate what they do in their clinics. And we're going to be pro-vet in terms of how we approach the market, our intent is not to be anti-vet.

Ben Rose

Okay. Thank you very much.

Matt Hulett

Thanks, Ben.

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Operator

Our questions and answers portion of the call has ended. I would now like to turn the call back to Matt Hulett, the Company's CEO for his concluding remarks.

Matt Hulett

Thank you. I want to reiterate what Bruce just covered in his financial highlights section. We are disappointed with our sales results for the quarter. But after my two months on the job, I'm confident there is much we can do and will do to improve our business growth. To be clear, in a market that's growing, PetMeds needs to be—make the necessary changes to our operating playbook to take advantage of the market trends. In my first weeks here, I've listened in on countless customer service calls, engaged with over 20 pet industry leaders, briefed research analysts and engaged with our own main pharmaceutical partners. I've already seen a lot of core areas that we can, and have already begun to improve, in this business and these include the following. Using more data insights to acquire and retain customers, better segmentation of our customer base in order to drive more mass personalization of our offers and services, improved new customer acquisitions through a different allocation of variable marketing spend and expanded product and services that are already being demanded by our customers.

Since I've only been with PetMeds for a short period of time, I'm not ready yet on today's call to provide a comprehensive future strategy or capital allocation plan for the business, and that would be premature. However, I do have a 90-day—180-day plan that I presented to our Board of Directors and I'll be sharing more about our vision and strategy with you during our Q3 earnings call. But I will say this today, we firmly believe that we can take advantage of the large market tailwinds, leverage the main core strengths we highlighted today and execute on a broader strategic vision for the Company. We look forward to briefing you in the coming quarters on our strategy and our progress. Thank you for listening in. Operator, this ends the conference call.

Operator

Thank you. This ends today's conference call. You may disconnect your lines at this time. Thank you for your participation.

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